Exhibit 10.8

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is made as of this ___ day of July, 2006 by and between MODIGENE INC., a Delaware corporation (“Employer”), and SHAI NOVIK (“Executive”), and amends that certain Employment Agreement, dated December 14, 2005, between Employer and Executive (as amended, restated, supplemented or modified from time to time, the “2005 Agreement”).

RECITALS:

A. The parties desire to modify certain provisions of the 2005 Agreement concerning the termination of Executive’s employment, Executive’s compensation, severance and responsibilities.

B. Pursuant to Section 7(b) of the 2005 Agreement, the parties desire to enter into this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the following amendments to the 2005 Agreement:

AGREEMENT:

1.  Amendment to Section 2. The second to the last sentence of Section 2 of the 2005 Agreement is hereby deleted and replaced with the following :

"Executive's duties and authority shall consist of and include all duties and authority customarily performed and held by persons holding equivalent positions with business organizations similar in nature and size to Employer, including but not limited to being an active spokesman for the Company and its products, as such duties and authority are reasonably defined, modified and delegated from time to time by the Board."

2.  Amendment to Section 3(a). The first sentence of Section 3(a) of the 2005 Agreement is hereby deleted and replaced with the following two sentences:

Executive shall receive an aggregate annual minimum base salary at the rate of One Hundred and Ninety-Five Thousand Dollars ($195,000) payable in equal monthly installments of $16,250 or otherwise in accordance with the regular payroll schedule of Employer (as the same may be increased, “Base Salary”). Effective and conditioned upon the closing of a funding into Employer of not less than $7,000,000 in gross proceeds, the Base Salary shall be increased as of such closing to an aggregate annual minimum base salary at the rate of Two Hundred Five Thousand Dollars ($205,000) payable in equal monthly installments of $17,083.33 or otherwise in accordance with the regular payroll schedule of Employer.”

3.  Amendment to Section 5(a). The first three sentences of Section 5(a) of the 2005 Agreement shall be deleted in their entirety and replaced with the following:

If Executive voluntarily terminates his employment under this Agreement prior to the expiration date of the applicable Term, other than pursuant to Section 5(f) (Change of Control), then Employer shall only be required to pay Executive such Base Salary, accrued vacation and unpaid expenses as shall have accrued through the effective date of such termination and the Signing Bonus (to the extent not previously paid), and Employer shall not be obligated to pay any Performance Bonus for the then current fiscal year of Employer, or have any further obligations to Executive. Executive shall provide Employer a 30-day notice prior to such voluntary termination. If the Term expires (including after any Automatic Extension) as the result of Employer delivering notice under Section 1 of Employer’s desire not to extend the Term, then Employer shall continue to pay Executive his Base Salary for the 12-month period following such expiration of the Term, together with accrued vacation and unpaid expenses as shall have accrued through the expiration date of the Term and the Signing Bonus (to the extent not previously paid). If the Term expires (including after any Automatic Extension) as the result of Executive delivering notice under Section 1 of Executive’s desire not to extend the Term, then Employer shall only be required to pay Executive such Base Salary, accrued vacation and unpaid expenses as shall have accrued through the effective date of such termination and the Signing Bonus (to the extent not previously paid). If the Term expires (including after any Automatic Extension), regardless of whether as the result of Executive or Employer delivering notice under Section 1 of his or its desire not to extend the Term, Employer shall be obligated to pay the Performance Bonus (as determined by Section 3 above), if any, for the then current fiscal year of Employer.

4.  Amendment to Section 5(b). The words “nine-month period” in each of the first and second sentences of Section 5(b) of the 2005 Agreement shall be replaced with the words “12-month period”.

5.  Amendment to Section 5(f)(i). The words “nine months” in the first sentence of Section 5(f)(i) of the 2005 Agreement shall be replaced with the words “twelve months”.

6.  Revised Notification under Israeli Law. In the event that the Base Salary is increased pursuant to Section 1 of this Amendment, Employer agrees to deliver to Employee, and both parties agree to sign, a revised Notification to Employee of Employment Conditions (in the form attached to the 2005 Agreement), reflecting such increase.

7.  Effectiveness. The amendments to the 2005 Agreement contemplated by this Amendment shall be deemed effective immediately upon the full execution of this Amendment, without any further action required by the parties hereto.

8.  The Agreement. All references in the 2005 Agreement to the term “Agreement” shall be deemed to refer to the 2005 Agreement referenced in, and as amended by, this Amendment.

9.  Amendment and 2005 Agreement to be Read Together. This Amendment amends and is part of the 2005 Agreement, and the 2005 Agreement and this Amendment shall henceforth be read together and shall constitute the Agreement. Except as otherwise set forth herein, the 2005 Agreement shall remain in full force and effect.

10.  Headings. Headings used in this Amendment are for convenience only and shall not affect the construction or interpretation of the 2005 Agreement or this Amendment.

11.  Counterparts. This Amendment may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first written above.

EMPLOYER:	EXECUTIVE:

MODIGENE INC.

By: /s/ Avri Havron	/s/ Shai Novik
Name: Avri Havron	Shai Novik
Title: CEO	Notice Address:

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